Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 23, 2012 — Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment, today reported results for its third quarter ended September 29, 2012. Net sales for the third quarter of 2012 were $34.4 million, compared to $33.5 million for the corresponding 2011 period. The Company reported net income for the third quarter of 2012 of $1.1 million, or $0.06 per diluted share, compared to a net loss of $0.3 million, or $0.02 per diluted share, for the corresponding 2011 period.

For the nine months ended September 29, 2012, net sales were $102.4 million, compared to $97.1 million for 2011. Net income for the nine months ended September 29, 2012 was $0.3 million, or $0.02 per diluted share, compared to a net loss of $0.5 million, or $0.03 per diluted share, for 2011.

The above results include litigation charges of $1.4 million and $3.0 million for the quarter and nine months ended September 24, 2011, respectively, and litigation charges (reduction) of ($0.1 million) for the quarter ended September 29, 2012, related to the Barnhard product liability judgment. As previously reported, this litigation was settled during the first quarter of 2012.

Cybex Chairman and CEO John Aglialoro stated, “Q3 showed improvement compared to the previous quarter although the current economic environment continues to be challenging. While it is difficult to predict the short-term impact of economic conditions, we remain optimistic about sales prospects over the longer-term.”

Cybex President and COO Art Hicks stated, “We look forward to the Q4 introduction of our 525 cardio line which is targeted to better reach light commercial market segments. These products will feature lower price points, valuing ease of use and durability. Third quarter gross margins improved compared to Q2; and we expect this slow improvement trend to continue as we gain experience with our new 625 and 770 product lines. The Bravo strength series continues to be attractive to customers with functional training areas, which is a trend in the club market.”

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As previously announced, the Company’s board of directors has approved an Agreement and Plan of Merger pursuant to which all of the Company’s outstanding common stock - other than shares owned by the Company’s largest shareholder, UM Holdings, Ltd. (“UM”), and UM’s subsidiaries and shareholders, which include John Aglialoro and Joan Carter - would be converted into $2.55 per share payable in cash, in a “going private” merger transaction. Mr. Aglialoro is Cybex’s chairman and CEO and Ms. Carter is a director.

Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by the affirmative vote of two-thirds of all outstanding shares and a majority of the shares held by the public shareholders, and consummation of financing. While there can be no assurance that the merger will be approved by the shareholders or consummated, the Company anticipates that it will seek approval of the merger at a special Shareholders Meeting to be held during the first quarter of 2013 and that the transaction will close shortly thereafter.

If the merger is approved and consummated, shares of the Company’s common stock (other than shares held by UM, Mr. Aglialoro and Ms. Carter) will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Company will no longer be subject to the reporting requirements of the Exchange Act, and the shares will no longer trade on any market.

There is no investor conference call scheduled this quarter.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2011, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 12, 2012.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011

Net sales	$34,368	$33,478	$102,427	$97,054
Cost of sales	22,942	21,728	69,686	63,053

Gross profit	11,426	11,750	32,741	34,001

As a percentage of sales	33.3%	35.1%	32.0%	35.0%
Selling, general and administrative expenses	10,154	10,404	31,498	30,818
Litigation charge (reduction)	(68)	1,362	—	3,005

Operating income (loss)	1,340	(16)	1,243	178
Interest expense, net	331	240	946	781

Income (loss) before income taxes	1,009	(256)	297	(603)
Income tax expense (benefit)	(74)	22	(49)	(149)

Net income (loss)	$1,083	$(278)	$346	$(454)

Basic and diluted net income (loss) per share	$0.06	$(0.02)	$0.02	$(0.03)

Shares used in computing basic net income (loss) per share	17,141	17,120	17,130	17,120

Shares used in computing diluted net income (loss) per share	17,236	17,120	17,249	17,120

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,181	$11,958
Accounts receivable, net	18,620	20,251
Inventories	14,258	13,584
Prepaid expenses and other	1,596	2,070
Barnhard litigation related receivable	—	7,561

Total current assets	36,655	55,424
Property and equipment, net	27,131	28,194
Other assets	827	1,025

	$64,613	$84,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,061	$1,520
Accounts payable	5,302	5,364
Accrued expenses	12,295	13,674
Barnhard litigation reserve	—	27,004

Total current liabilities	19,658	47,562
Long-term debt	18,939	12,769
Other liabilities	5,579	4,674

Total liabilities	44,176	65,005
Stockholders’ equity	20,437	19,638

	$64,613	$84,643

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